Exhibit 3.1d

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/05/1996
960227453 - 786580

CERTIFICATE OF ELIMINATION OF PROVISIONS
OF THE RESTATED CERTIFICATE OF INCORPORATION OF
COMERICA INCORPORATED RELATING TO THE PREFERENCES AND
RIGHTS OF SERIES C PARTICIPATING PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

We, Eugene A. Miller, Chairman and Chief Executive Officer, and Mark W. Yonkman, Assistant Secretary, of Comerica Incorporated, a corporation organized and existing under the Delaware General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the said Board of Directors adopted a resolution creating and authorizing the issuance of shares of Preferred Stock designated as Series C Participating Preferred Stock.

That, because no shares of Series C Participating Preferred Stock are currently outstanding and that no shares of Series C Participating Preferred Stock will be issued in the future, the Board of Directors, on July 19, 1996, adopted the following resolutions in order that all references to Series C Participating Preferred Stock might be removed and eliminated from the Restated Certificate of Incorporation of the Corporation:

RESOLVED, that, as of July 19, 1996, none of the authorized shares of the Series C Participating Preferred Stock of the Corporation are outstanding;

FURTHER RESOLVED, that no shares of Series C Participating Preferred Stock will be issued by the Corporation at any time from and after July 19, 1996; and

FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, jointly and severally, in the name and on behalf of the Corporation, to take all such actions relating to the preparation and filing of a certificate of elimination with respect to the Corporation’s Series C Participating Preferred Stock.

IN WITNESS WHEREOF, Comerica Incorporated has caused this Certificate to be signed by Eugene A. Miller, Chairman and Chief Executive Officer and attested by Mark W. Yonkman, its Assistant Secretary, this 23rd day of July 1996.

COMERICA INCORPORATED

/s/ Eugene A. Miller
Eugene A. Miller
Chairman and Chief Executive Officer

Attest:

/s/ Mark W. Yonkman
Mark W. Yonkman
Assistant Secretary